Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman Associates	Chris Chavez, President & CEO
(310) 277-5162	(972) 309-8000
info@BerkmanAssociates.com	www.ANS-medical.com

Advanced Neuromodulation Systems Reports First Quarter Results

Revenue Increases 21%

Management Updates 2005 Guidance

      DALLAS, TEXAS, April 28, 2005 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) today announced operating results for the first quarter, provided a review of its strategy and recent accomplishments, and updated guidance for 2005.

First Quarter Results

      For the three months ended March 31, 2005, revenue increased 21.4% to a record $32,335,000 from $26,633,000 for the first quarter of 2004. Sales of neuro products increased 18.5% to $28,717,000 for this year’s first quarter compared to $24,228,000 a year earlier, as sales of ANS’ Genesis® and GenesisXPTM implantable spinal cord stimulation (SCS) systems for the treatment of chronic pain continued to perform well in the marketplace. Gross margin was 74% for both periods. Net income for the first quarter of 2005 was $58,568,000, or $2.76 per diluted share. This compares to net income for the first quarter of 2004 of $3,969,000, or $0.19 per diluted share. Net income for this year’s first quarter included a pre-tax gain of $85,244,000 from the previously announced sale of Cyberonics common stock acquired in August 2004. Excluding the effects of this gain as reconciled in the attached table, earnings for this year’s first quarter were $0.22 per diluted share.

      At March 31, 2005, ANS had total cash and marketable securities of approximately $181 million. ANS has no debt.

Board Increases Share Repurchase Authorization to 2,000,000 Shares

      To date, the company has repurchased 923,674 shares of its common stock under a 1,000,000-share repurchase authorization. ANS announced today that the Board of Directors has increased the repurchase authorization to a total of 2,000,000 shares. Repurchases may be made from time to time in open market or privately negotiated transactions, subject to price and availability, and financed out of working capital. “The Board of Directors believes that ANS common stock is an attractive investment, and repurchasing shares is a sound use of working capital under the right circumstances,” said President and CEO Chris Chavez.

      Following its repurchases to date, ANS currently has about 19.8 million issued and outstanding shares.

Strategic Review

      Chavez continued: “The interventional neuromodulation market now exceeds one billion dollars, and promises to become a multi-billion dollar, multi-indication modality in the years ahead. As described in the cover story in the March 7, 2005 edition of Business Week, as well as in recent feature stories in Time, the Wall Street Journal, and in a week-long segment on the Today Show, the clinical indications that neuromodulation can address are large, under-served and under-penetrated. Now more than ever, neuromodulation holds the promise to improve

(more)
ADVANCED NEUROMODULATION SYSTEMS, INC.
6901 PRESTON ROAD / PLANO, TEXAS 75024 / 972-309-8000 / FAX: 972-309-8150

Advanced Neuromodulation Systems Reports First Quarter Results
April 28, 2005
Page Two

the quality of life for millions of people who suffer from chronic pain and other chronic diseases. With the increasing awareness of the benefits of neuromodulation, we are increasingly excited about our mission to develop ever-improving neuromodulation technologies to address an expanding set of clinical indications.

      “As we announced last quarter, we have decided to pursue new indications for our technology more aggressively, by accelerating clinical studies, regulatory approval efforts and product development. We are leveraging our platform technologies into emerging clinical applications that we believe will fuel strong organic growth for years to come. In addition to planned pivotal studies to treat migraine headaches, essential tremor and Parkinson’s disease, we are systematically incubating such promising new indications as depression, pelvic pain, obesity, tinnitus, angina, ischemic pain associated with peripheral vascular disease, and traumatic brain injury. ANS also recently acquired exclusive intellectual property rights to stimulate a specific target in the brain to treat Obsessive Compulsive Disorder (OCD), and we hope to initiate a pilot study to further evaluate safety and efficacy for this indication.”

Received FDA Approval Of Its Second Rechargeable IPG

      ANS recently received FDA approval to market and sell its second rechargeable implantable pulse generator (IPG), the EonTM Neurostimulation System. This was ANS’ second rechargeable system to be approved by the FDA since December 2004. “With approval of our new Eon system now in hand, we are manufacturing product to support a limited launch in the second quarter and a full market launch in the third quarter of 2005,” Chavez said.

      “We believe that ANS has the broadest, most advanced product offering in the industry to address the diverse needs of interventional pain physicians and their pain patients who suffer from chronic pain. ANS offers a full array of spinal cord stimulation devices to meet this demand, including two rechargeable IPGs, five conventionally powered IPGs and radio-frequency powered stimulators. Additionally, ANS’ Axxess® neurostimulation leads, designed for superior handling and precise placement, recently received a 2005 Medical Design Excellence Award (MDEA). We firmly believe that each kind of system has its place in the treatment armamentarium. With our impressive list of generators and equally impressive list of leads and programmers, ANS is uniquely positioned to address the broad needs of the market at many different price points,” Chavez added.

Received FDA Approval For Pivotal Study of Migraine Headache

      ANS also has received approval from the FDA to expand its feasibility study to a pivotal study of neurostimulation for the treatment of migraine headache. The first implants are expected in the second quarter. “We expect the results of this pivotal trial to support a future PMA submission for chronic headache. With an estimated 2.2 million people in the U.S. who suffer from severe migraines, we believe that this application has significant clinical potential,” Chavez said.

Received IDE to Investigate DBS System For Essential Tremor

      ANS recently received an FDA Investigational Device Exemption (IDE) approval to implant 160 patients at 12 sites to investigate the safety and efficacy of the ANS LibraTM Deep Brain Stimulation (DBS) System to treat essential tremor. The company has identified a number of sites for the clinical study. The first implants of the Libra DBS System to treat essential tremor are anticipated to occur in the second quarter.

(more)

Advanced Neuromodulation Systems Reports First Quarter Results
April 28, 2005
Page Three

Received IDE to Investigate DBS System For Parkinson’s Disease

      ANS also received IDE approval from the FDA to implant 136 patients at 12 sites to investigate the safety and efficacy of the ANS Libra DBS System to treat Parkinson’s disease. The company has identified a number of sites for the clinical study. The first implants of the Libra DBS System to treat Parkinson’s disease are anticipated to occur in the second quarter.

      “With these two approvals for essential tremor and Parkinson’s, we are moving into the deep brain stimulation arena, which presents many new growth opportunities for our platform technologies to address various neurological conditions,” Chavez said. “Estimates of the prevalence of these two conditions vary significantly, but it is generally estimated that approximately 1.9 million people in the U.S. alone suffer from Parkinson’s disease, while approximately 5 million people in the U.S. suffer from essential tremor. An independent market research firm estimates that the market for DBS for these specific indications will grow to approximately $180 million by 2008 and will continue to grow as improvements in the procedure and stereotactic targeting are made.”

Acquired Exclusive Rights For Method To Treat Depression Through DBS

      ANS also recently announced that it has acquired exclusive rights to intellectual property covering a unique method of treating chronic treatment-resistant depression through DBS. The highly-respected neuroscience journal Neuron recently reported clinical results in a depression research study using this method of deep brain neurostimulation. Authored by noted clinical researchers including the inventors, the article reports “a striking and sustained remission of depression in four of six patients.”

      Treatment-resistant depression, or TRD, is a severely disabling disorder with very limited proven treatment options once multiple medications, psychotherapy have failed and electroconvulsive therapy has either been declined or failed. The National Institutes of Health (NIH) estimate that 9.9 million adult Americans suffer from major depressive disorder. Research indicates that approximately 20% of these patients are resistant to existing treatments. Approximately 100,000 people in the United States are treated with electroconvulsive therapy (ECT) each year.

      “We caution that these results cover only six patients, follow-up was limited, and no sham surgery or systematic placebo control arm was used. Despite these and other limitations in this research, the response rate in these patients is striking given their extreme resistance to other treatments and the well-documented low placebo response in these patients. Based on the strength of this study, we are pursuing a multi-center feasibility study to further evaluate efficacy, and if the expanded study continues to impress, ANS intends to pursue a pivotal trial for this important application,” Chavez said.

Management Updates Guidance for 2005

      Chavez said that management continues to expect revenue for 2005 of approximately $145 million.

      With respect to the earnings outlook for 2005, the CEO continued, “As previously announced, we have decided to accelerate our pursuit of new indications for our technology more aggressively, by accelerating clinical studies, regulatory approval efforts and product development. While we will remain focused on profitable bottom-line performance and growth

(more)

Advanced Neuromodulation Systems Reports First Quarter Results
April 28, 2005
Page Four

in our core pain business, we continue to expect to significantly increase our investment in clinical studies, regulatory and R&D in 2005 compared to 2004. Including the impact of these increases, we currently expect net income for 2005 in the range of $3.49 to $3.52 per diluted share.”

Conference Call

      ANS has scheduled a conference call today at 11:00 a.m. EDT. The simultaneous webcast is available at www.ANS-medical.com/investors. A replay will be available at this same Internet address, or at (800) 633-8284, reservation #21244484, after 1:00 p.m. EDT.

About Advanced Neuromodulation Systems

      Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Fortune magazine recently ranked ANS as the 8th fastest growing small company in its annual list of the Top 200 Fastest Growing Small Companies in the United States. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

      Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to market acceptance of our new rechargeable IPGs, as well as continued market acceptance of our conventional IPGs and radio-frequency powered SCS systems; competition from and the launch of new competitive products by Medtronic, Advanced Bionics/Boston Scientific or others, as well as other market factors that could impede growth in or reduce sales of the Company’s IPG and RF systems, which could adversely affect revenues and profitability; patient or physician selection of less invasive or less expensive alternatives; adverse changes in coverage or reimbursement amounts by Medicare, Medicaid, private insurers, managed care organizations or workers’ comp programs; intellectual property protection and potential infringement issues; the cost, uncertainty and other risks inherent in litigation generally, including without limitation the intellectual property and patent litigation against Advanced Bionics; obtaining necessary government approvals for other new products or applications and maintaining compliance with FDA product and manufacturing requirements; product liability; reliance on single suppliers for certain components; completion of research and development projects in an efficient and timely manner; successful patient enrollment in and timely implementation of the IDE clinical studies for migraine headache, Essential Tremor and Parkinson’s disease; physician and patient acceptance of the Libra DBS system for the Essential Tremor and Parkinson’s disease studies, for which already-approved products are already available on the market; the uncertainty of clinical results that may ensue from these clinical studies; the risk that the FDA may not approve our PMA applications for these applications following the completion of the clinical trials; the satisfactory completion of feasibility, pilot and pivotal studies and/or market tests prior to the introduction of new products generally; successful integration of acquired businesses, products and technologies; international trade risks; and other risks detailed from time to time in the Company’s SEC filings. In addition, despite the encouraging results reported in the Neuron article, there are limitations to this first study of DBS for TRD. Sample size was small, follow-up was limited, and no sham surgery or systematic placebo control arm was used. There were also limitations on identifying markers that might predict response. Differences in electrode targeting and placement may have also contributed to the observed response variance. The mechanisms of action of DBS are incompletely understood. These and other factions require testing of additional subjects. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

#3862

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
	2005	2004

Net revenue	$32,335,463	$26,632,863
Cost of revenue	8,446,834	6,965,532

Gross profit	23,888,629	19,667,331

Operating expenses:
Sales and marketing	10,090,319	8,564,046
Research and development	3,324,707	2,314,950
General and administrative	3,343,454	2,316,740
Amortization of intangibles	639,980	574,874

	17,398,460	13,770,610

Income from operations	6,490,169	5,896,721

Other income (expense):
Gain on sale of marketable securities	85,244,301	—
Foreign currency transaction loss	(47,625)	(29,347)
Investment income	546,861	251,329

	85,743,537	221,982

Income before income taxes	92,233,706	6,118,703
Income taxes	33,665,303	2,150,112

Net income	$58,568,403	$3,968,591

Basic income per share:
Net income	$2.88	$.20

Number of basic shares	20,366,990	19,928,946

Diluted income per share:
Net income	$2.76	$.19

Number of diluted shares	21,192,297	21,187,163

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2005	2004
Assets

Current assets:
Cash and marketable securities	$180,676,803	$124,016,064
Receivable, trade net	25,598,912	25,322,813
Receivable, interest and other	1,106,898	638,987
Inventories	24,754,210	23,923,851
Deferred income taxes	1,994,747	2,029,091
Prepaid expenses and other current assets	1,357,241	1,888,957

Total current assets	235,488,811	177,819,763

Net property, equipment and fixtures	33,277,977	33,175,329
Minority equity investments in preferred stock	1,104,000	1,104,000
Goodwill, patents, tradenames, purchased technology & other assets, net	35,342,461	35,388,049

Total assets	$305,213,249	$247,487,141

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,688,037	$3,206,516
Accrued salary and employee benefit costs	1,933,556	2,390,721
Accrued commissions	1,579,853	2,656,112
Income taxes payable	33,526,811	708,412
Deferred revenue	107,028	165,861
Other accrued expenses	445,318	342,075

Total current liabilities	40,280,603	9,469,697

Deferred income taxes	6,056,418	14,734,487
Non-current deferred revenue	670,362	718,820

Total stockholders’ equity	258,205,866	222,564,137

Total liabilities and stockholders’ equity	$305,213,249	$247,487,141

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Non-GAAP Reconciliation
(Unaudited)

Three
Months Ended
March 31,
2005
Impact of Cyberonics, Inc. Gain

Income before income taxes	$92,233,706
Gain on sale of Cyberonics, Inc. investment, net of acquisition costs	(85,244,301)

Income before gain on sale of Cyberonics, Inc. investment and income taxes	6,989,405

Income tax expense	33,665,303
Impact of gain on sale of Cyberonics investment	(31,267,937)

Income tax expense before gain on sale of Cyberonics, Inc.	2,397,366

Net income before gain on sale of Cyberonics, Inc. investment	$4,592,039

Number of diluted shares	21,192,297
Diluted income per share	$.22

Note:	The Company believes that the Non-GAAP measurement of net income before the gain on sale of Cyberonics, Inc. investment assists investors in understanding the impact on the Company’s diluted earnings per share of the gain on sale of Cyberonics, Inc. investment. The Company’s effective tax rate of 36.5% was adjusted to 34.3% for purposes of the Non-GAAP measurement above, which closely approximates the Company’s 2004 effective tax rate of 34.4%.